Exhibit 99

RPC, Inc. Reports Second Quarter 2018 Financial Results

ATLANTA, July 25, 2018 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the second quarter ended June 30, 2018. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended June 30, 2018, revenues were $467.9 million, an increase of 17.3 percent, compared to $398.8 million in the second quarter of last year. Revenues increased compared to the same period of the prior year due to higher activity levels and a larger fleet of revenue-producing equipment. Operating profit for the quarter was $75.0 million, an increase of 12.0 percent, compared to operating profit of $67.0 million in the same period of the prior year. Net income for the second quarter was $59.9 million or $0.28 diluted earnings per share, compared to net income of $43.8 million or $0.20 diluted earnings per share in the second quarter of 2017. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $119.2 million, an increase of 8.1 percent, compared to $110.3 million in the prior year. 1 For the six months ended June 30, 2018, revenues increased to $904.3 million compared to $696.9 million last year. Net income for the six-month period was $112.1 million, or $0.52 diluted earnings per share, compared to $47.5 million, or $0.22 diluted earnings per share in the same period last year.

Cost of revenues during the second quarter of 2018 was $312.1 million, or 66.7 percent of revenues, compared to $254.0 million, or 63.7 percent of revenues, during the second quarter of last year. Cost of revenues increased primarily due to higher employment costs, materials and supplies expenses, and other expenses which vary with activity levels. Cost of revenues as a percentage of revenues increased due to job mix and higher fuel prices.

Selling, general and administrative expenses were $42.5 million in the second quarter of 2018 compared to $40.3 million in the second quarter of 2017. As a percentage of revenues, these expenses decreased to 9.1 percent in the second quarter of 2018 due to the leverage of higher revenues over primarily fixed expenses, compared to 10.1 percent of revenues in the second quarter of 2017. Depreciation and amortization decreased slightly to $40.1 million compared to $41.3 million in the second quarter of the prior year.

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended June 30, 2018 increased by $31.6 million, or 7.2 percent, compared to the first quarter of 2018. Cost of revenues during the second quarter of 2018 increased by $16.5 million, or 5.6 percent, due to higher materials and supplies expenses, employment costs, and fuel costs. As a percentage of revenues, cost of revenues decreased slightly from 67.7 percent in the first quarter of 2018 to 66.7 percent in the second quarter of 2018. RPC’s operating profit during the second quarter was $75.0 million, an increase of $14.2 million, or 23.4 percent, compared to operating profit of $60.8 million in the first quarter of 2018. EBITDA for the second quarter of 2018 increased by $15.6 million compared to the prior quarter.

[1]	EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

Page 2 Second Quarter 2018 Earnings Release

Management Commentary

“The average U.S. domestic rig count during the second quarter of 2018 was 1,039, a 16.1 percent increase compared to the same period in 2017, and a 7.6 percent increase compared to the first quarter of 2018,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average price of natural gas during the second quarter was $2.85 per Mcf, a 7.5 percent decrease compared to the prior year, and a 9.8 percent decrease compared to the first quarter of 2018. The average price of oil during the second quarter was $68.05 per barrel, a 41.2 percent increase compared to the prior year and an 8.2 percent increase compared to the first quarter of 2018. Compared to the prior quarter and the prior year, RPC’s second quarter 2018 revenues increased at a rate comparable to the change in these industry metrics.

“Oilfield activity improved moderately during the second quarter of 2018, as favorable oil prices supported our customers’ drilling and completion activities. We are generally pleased with our operational performance during the quarter. However, increasing competition has limited the ability of oilfield service companies to raise prices at the present time. Given the current operating environment, we have no plans at this time to order additional pressure pumping equipment.

“We are aware of the industry’s concerns regarding potential Permian Basin takeaway capacity constraints, as oil production may temporarily exceed the region’s capacity to transport oil to regional refineries. While we have not yet experienced any reductions in activity in this region, the Permian Basin is our largest market and a reduction in our customers’ activities in that region represents a risk to our near-term financial results. We operate in a number of other oilfield basins in the domestic U.S. market, and are prepared to reposition equipment and personnel temporarily to other operating basins should conditions warrant.

“During the second quarter, we continued our commitment to RPC’s shareholders through our share repurchase program and dividends. Including these uses of cash, as well as $99.2 million of capital expenditures, we finished the second quarter with $94.2 million in cash,” concluded Hubbell.

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools, coiled tubing, hydraulic workover services, nitrogen, surface pressure control equipment, well control and fishing tool operations.

Page 3 Second Quarter 2018 Earnings Release

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services revenues increased by 16.7 percent for the quarter compared to the prior year due to higher activity levels and a larger active fleet of revenue-producing equipment as compared to the prior year, particularly within our pressure pumping service line, which is the largest service line within Technical Services. On a sequential basis, Technical Services revenues increased by 7.3 percent during the second quarter of 2018 compared to the prior quarter. Support Services revenues increased by 35.4 percent during the quarter compared to the prior year due primarily to improved activity levels and pricing in the rental tool service line, which is the largest service line within this segment. On a sequential basis, Support Services revenues increased by 4.6 percent during the second quarter of 2018 compared to the prior quarter. Technical Services generated higher operating profit in the second quarter of 2018 than in both the prior quarter and the second quarter of last year. Support Services generated a small operating profit in the second quarter of 2018 compared to losses in both the prior quarter and the second quarter of 2017.

(in thousands)	Three Months Ended			Six Months Ended June 30,
	June 30,	March 31,	June 30,
	2018	2018	2017	2018	2017

Revenues:
Technical Services	$449,852	$419,063	$385,462	$868,915	$671,660
Support Services	18,074	17,271	13,348	35,345	25,269
Total revenues	$467,926	$436,334	$398,810	$904,260	$696,929
Operating profit (loss):
Technical Services	$75,624	$65,005	$70,901	$140,629	$80,106
Support Services	1,193	(905)	(3,339)	288	(8,560)
Corporate expenses	(3,598)	(4,665)	(4,319)	(8,263)	(8,246)
Gain on disposition of assets, net	1,810	1,363	3,759	3,173	5,276
Total operating profit	$75,029	$60,798	$67,002	$135,827	$68,576
Interest expense	(113)	(105)	(114)	(218)	(217)
Interest income	458	402	411	860	540
Other income, net	4,104	5,395	2,010	9,499	2,222

Income before income taxes	$79,478	$66,490	$69,309	$145,968	$71,121

RPC, Inc. will hold a conference call today, July 25, 2018 at 9:00 a.m. ET to discuss the results for the second quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (800) 289-0571, or (323) 794-2597 for international callers, and using conference ID number 6366118. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Page 4 Second Quarter 2018 Earnings Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation statements regarding the impact of the pricing environment and increasing costs on our near-term operational and capital allocation decisions and our belief that a potential slowdown in the Permian Basin will be temporary in nature. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions, including volatility of oil and natural gas prices; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with the regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel; the ultimate impact of current and potential political unrest and armed conflict in the oil production regions of the world, which could impact drilling activity; adverse weather conditions in oil and gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2017.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Page 5 Second Quarter 2018 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	2018	2017
REVENUES	$467,926	$436,334	$398,810	$904,260	$696,929
COSTS AND EXPENSES:
Cost of revenues	312,079	295,605	254,016	607,684	470,258
Selling, general and administrative expenses	42,534	43,814	40,288	86,348	77,445
Depreciation and amortization	40,094	37,480	41,263	77,574	85,926
Gain on disposition of assets, net	(1,810)	(1,363)	(3,759)	(3,173)	(5,276)
Operating profit	75,029	60,798	67,002	135,827	68,576
Interest expense	(113)	(105)	(114)	(218)	(217)
Interest income	458	402	411	860	540
Other income, net	4,104	5,395	2,010	9,499	2,222
Income before income taxes	79,478	66,490	69,309	145,968	71,121
Income tax provision	19,535	14,360	25,469	33,895	23,647
NET INCOME	$59,943	$52,130	$43,840	$112,073	$47,474

EARNINGS PER SHARE
Basic	$0.28	$0.24	$0.20	$0.52	$0.22
Diluted	$0.28	$0.24	$0.20	$0.52	$0.22

AVERAGE SHARES OUTSTANDING
Basic	215,194	216,092	217,530	215,641	217,622
Diluted	215,194	216,092	217,530	215,641	217,622

Page 6 Second Quarter 2018 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(In thousands)
	2018	2017
ASSETS
Cash and cash equivalents	$94,175	$125,812
Accounts receivable, net	376,815	343,299
Inventories	126,504	112,658
Income taxes receivable	21,258	8,926
Prepaid expenses	6,382	5,410
Other current assets	5,924	5,573
Total current assets	631,058	601,678
Property, plant and equipment, net	523,330	443,555
Goodwill	32,150	32,150
Other assets	32,110	28,502
Total assets	$1,218,648	$1,105,885

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$138,971	$103,801
Accrued payroll and related expenses	24,061	16,882
Accrued insurance expenses	5,592	4,351
Accrued state, local and other taxes	5,904	6,641
Income taxes payable	7,566	15,206
Other accrued expenses	1,302	1,463
Total current liabilities	183,396	148,344
Long-term accrued insurance expenses	10,816	9,926
Long-term pension liabilities	30,833	34,918
Other long-term liabilities	3,901	3,537
Deferred income taxes	44,715	60,849
Total liabilities	273,661	257,574
Common stock	21,483	21,735
Capital in excess of par value	-	-
Retained earnings	940,308	844,198
Accumulated other comprehensive loss	(16,804)	(17,622)
Total stockholders' equity	944,987	848,311
Total liabilities and stockholders' equity	$1,218,648	$1,105,885

Page 7 Second Quarter 2018 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
(in thousands except per share data)	June 30, 2018	March 31, 2018	June 30, 2017	2018	2017

Reconciliation of Net Income to EBITDA
Net Income	$59,943	$52,130	$43,840	$112,073	$47,474
Add:
Income tax provision	19,535	14,360	25,469	33,895	23,647
Interest expense	113	105	114	218	217
Depreciation and amortization	40,094	37,480	41,263	77,574	85,926
Less:
Interest income	458	402	411	860	540
EBITDA	$119,227	$103,673	$110,275	$222,900	$156,724